UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 6, 2008

WESTERN STANDARD ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-51736
(Commission File Number)

20-5854735
(IRS Employer Identification No.)

115 Second Avenue West, Williston, ND 58801
(Address of principal executive offices and Zip Code)

(701) 577-4002
Registrant's telephone number, including area code

2 Sheraton Street, London, UK W1K 3AJ
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 6, 2008 we entered into an agreement with Infinity Energy Investments Limited (“Infinity”) that will allow Infinity to advance up to $15,000,000 to the Company in exchange for units (the “Units”) of the Company (the “Agreement”). The advances cannot be less that $250,000 each and must be in multiples of $250,000. When Infinity Energy Investments provides us with the funds, it has also agreed to provide us with a subscription agreement for the subscription of units of our common stock. Each unit will consist of one common share and one common share purchase warrant. Each common share purchase warrant will be exercisable for a period of three years at a price that is 150% of the original unit price.

The original unit price will be a variable price that will be equal to 80% of the volume weighted average of the closing price of our common shares for the 10 banking days immediately preceding the date of our notice of any particular advance.

We have agreed to use the funds for new prospect and leasehold acquisitions, exploration and drilling activities, the acquisition of existing production and working capital and general corporate activities.

These securities have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent a registration or an applicable exemption from the registration requirements.

These securities will be issued in an offshore transaction to Infinity Energy Investments Limited, a company with an office in the British Virgin Islands, pursuant to an exemption from registration under Regulation S or Section 4(2) of the United States Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Share Issuance Agreement dated May 6, 2008 between the Company and Infinity

99.1	News Release dated May 8, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN STANDARD ENERGY CORP.

By: /s/ Dan Bauer

Dan Bauer
President and Director

May 8, 2008